FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT to Buy Equity Interest in Worldwide Plaza

NYRR Portfolio Should Reach $1.6 Billion of Assets, Comprised of 22 High-Quality New York Properties, Including This Transaction and Previously Announced Acquisitions

New York, New York, October 15, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that is has entered into an agreement to acquire a 48.9% equity interest in Worldwide Plaza, located on Eighth Avenue, between 49th and 50th Streets in Manhattan. The sellers, George Comfort & Sons and RCG Longview, will retain the remaining 51.1% equity interest. NYRR expects to acquire its 48.9% equity interest in this world-class Manhattan office tower for $220.1 million, exclusive of closing costs.

Worldwide Plaza was built in 1989 and is comprised of a 49-story office building containing approximately 1.8 million square feet of office space, approximately 30,000 square feet of retail space, a five-stage off-Broadway theater, an approximately 38,000 square foot fitness center and a parking garage providing 475 parking spaces. Worldwide Plaza is 91% leased to a number of large credit tenants and 82% of its rents come from Nomura Holding America, Inc. and Cravath, Swaine & Moore LLP, a top global law firm. Nomura Holding America, Inc. is the American subsidiary of Nomura Holdings, Inc. (NYSE: NMR), an entity which carries an investment grade credit rating as determined by major credit rating agencies.

Combining Worldwide Plaza with NYRR’s existing property portfolio and recently announced acquisitions under agreement would result in a total of 22 properties with a purchase price for approximately $1.6 billion, exclusive of closing costs.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “Worldwide Plaza is an important addition to our Manhattan portfolio. It is a prime example of the type of high-quality Manhattan assets we have targeted for purchase and is consistent with our strategy of buying good real estate with stable cash flows at prices below replacement cost. Moreover, Worldwide Plaza presents an opportunity to increase cash flow through additional leasing opportunities while generating stable cash flow from its existing strong tenant base. We continue to see acquisition opportunities throughout Manhattan and its sister boroughs, and remain committed to making purchases consistent with our strategy. We are also very excited to partner with George Comfort & Sons and RCG Longview, premier owners/operators of commercial real estate with long track records of success.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “should,” “will,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500